Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Harry Stylli (“Employee”) and Progenity, Inc. (“Company”), hereby enter into this Separation Agreement and General Release (“Agreement”) as follows:

1.    Separation of Employment. Employee shall resign his employment with the Company and his position as an officer and board member of the Company and all of its affiliates, effective September 1, 2021 (the “Resignation Date”). Reference is made to the Progenity, Inc. Severance Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms shall refer to the defined terms set forth in the Plan. Notwithstanding anything herein to the contrary, Employee’s termination constitutes a Termination Event without a Change in Control pursuant to the Plan. The Company shall provide Employee with an opportunity to review any press releases, Form 8-K filings, or other SEC filings or public communications relating to Employee’s departure from the Company prior to their issuance or filing.

2.    Severance Benefits. Conditioned on Employee’s compliance with the terms of the Plan and continuing compliance with the terms of this Agreement, Employee shall receive the following:

a.

12 months of Pay (Base only), to be paid in equal bi-weekly installments for 12 months following the Resignation Date, but not to commence prior to 30 business days after the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code). Any installments delayed on account of the application of the preceding sentence shall be paid as part of the first installment.

b.

Continued Coverage Premiums for 12 months, to be paid in monthly installments by the Company directly to our third-party vendor for COBRA. No payment is required prior to the Payment Confirmation Date. Any installments delayed on account of the preceding sentence shall be paid as part of the first installment.

c.	Employee shall have a period of two (2) years following the Resignation Date in which to exercise any or all stock options.

3.    Acknowledgment of Benefits. Employee understands that any payments or benefits paid or granted to them pursuant to Paragraph 2 hereof represent consideration for signing this Agreement and are not salary, payments or benefits to which they were already entitled. Employee further acknowledges and agrees that the payments, benefits and other consideration that they are receiving pursuant to this Agreement are just and sufficient consideration for the waivers, releases, covenants, restrictions, and commitments set forth in this Agreement. Employee understands and agrees that they will not receive the payments and benefits specified in Paragraph 2 hereof unless they execute this Agreement and do not revoke this Agreement within the time period permitted.

4.    Final Wages/Vacation Pay. Employee acknowledges that on or before the Resignation Date, the Company paid to Employee the following, subject to applicable withholdings and deductions: (a) all wages earned through and including Employee’s last date of employment, and (b) all accrued, unused vacation as of Employee’s last day of employment. Employee acknowledges that they have received these sums. With the exception of the amounts to be paid pursuant to Paragraph 2,

Employee acknowledges that they have received all monies and benefits due to them from the Company. Employee further represents and acknowledges that they are not entitled, and will not assert that they are entitled, to any other payments or amounts from the Company. This acknowledgment does not include vested benefits, if any, to which the Employee may be entitled pursuant to the terms of any employment benefit plan, such as a health or retirement plan.

5.    Compliance with Ongoing Obligations. Employee has complied with and agrees to continue to comply with the obligations as set forth in Section 6 of the Plan, the full scope of which apply to Employee, which include (i) obligations regarding non-solicitation, non-competition, protection of confidential information and non-disparagement and (ii) Employee’s ongoing obligations under any other agreements with the Company or any affiliate regarding confidentiality, all of which are incorporated into this Agreement by reference. If Employee materially violates these obligations, Employee shall forfeit all rights to future payments hereunder and shall promptly return to the Company all consideration received pursuant to Paragraph 2 hereof. For purposes of ensuring compliance with the provisions of Section 6 of the Plan, Employee agrees to notify the Company upon obtaining alternative employment. Employee also agrees, for a period of six (6) months following the Resignation Date, to provide to the Company telephonic or email consulting assistance reasonably requested by the Company up to 5 hours per week for knowledge transfer as a result of Employee’s transition out of the Company.

6.    Release of Claims.

(a)    In consideration of the payment and benefits described herein, and for other good and valuable consideration hereby received, Employee (for themself, their heirs, executors, administrators and assigns) unconditionally waives, compromises, releases and forever discharges all claims against the Company and any affiliated companies, including each of their parents, subsidiaries, divisions, partners, joint ventures, sister corporations, as intended third-party beneficiaries and their predecessors, successors, heirs, and assigns, and their past, present and future owners, directors, officers, members, agents, attorneys, employees, representatives, trustees, administrators, employee benefit plans sponsored by the Company, fiduciaries and insurers, jointly and severally, in their individual, fiduciary and corporate capacities (collectively referred to as the “Released Parties”) from all causes of action, suits, damages, claims and demands whatsoever that Employee or any of their heirs, representatives, family members, executors, administrators or assigns, ever had, now have, or hereafter claim to have against any of the Released Parties, directly or indirectly, whether known or unknown, actual or potential, absolute or contingent, pending or anticipated with respect to any matter arising from, concerning or in any way related to Employee’s employment, relationship or engagement with, or their separation or termination from, the Company and its affiliates (collectively, “Claims”). Such Claims shall include but are not limited to, any and all rights or claims, whether known or unknown, which Employee may have under all laws (including statutes, regulations, other administrative guidance, and common law doctrines), including but not limited to any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 as amended by, inter alia, the Older Workers Benefit Protection Act of 1990; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income and Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Genetic Information Nondiscrimination

Act of 2008; the Uniformed Services Employment and Reemployment Rights Act of 1994; or any of their state or local counterparts; or under any other federal, state or local civil or human rights law, including but not limited to the California Fair Employment and Housing Act, the California Family Rights Act and any other federal, state or municipal statute or ordinance and any and all amendments to any of same; or under any state wage and hour laws including but not limited to California Labor Code §§ 201 et seq., 202, 203, 226 et seq., and 512, the California Labor Code and/or regulations and/or wage orders, California Business and Professions Code § 17200, and the California Labor Code Private Attorneys General Act; or any of their state or local counterparts; or under any public policy, contract, tort, or under common law; or under any policies, practices, or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, negligence or other tort actions; or any claim for costs, fees, or other expenses; except that Employee does not waive or release (a) claims for vested benefits under the Company’s tax-qualified retirement plans, (b) any claims that may not be released as a matter of law; and (c) all rights they have pursuant to this Agreement.

(b)    Employee understands and agrees that this is intended to be, and is, a total and complete release by Employee of all Claims that Employee has or might have against the Company or any of the other Released Parties, even though there may be facts and consequences of facts that are currently unknown to Employee and/or the Company. Employee understands and agrees that they may have sustained damages, losses, costs or expenses that could give rise to claims that are presently unknown or unsuspected, and that such damages, losses, costs or expenses may give rise to additional damages, losses, costs or expenses in the future. Employee specifically acknowledges that the foregoing releases and the waiver set forth below have been agreed upon and given in light of such facts and that this Agreement is intended to release the Released Parties from potential liability for all such damages, losses, costs and/or expenses. In this connection, the Employee understands and agrees as part of the inducement for the consideration given for this Agreement that they specifically waive the provisions of section 1542 of the California Civil Code, which section reads as follows, and any other state or federal statute or common law principle of similar effect:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7.    Older Workers Benefit Protection Act Waiver.

(a)    Employee specifically intends that the claims they are releasing herein include any claims they may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”).

(b)    Employee is advised to consult with an attorney before signing this Agreement because they are permanently giving up significant legal rights. Employee acknowledges that they have been so advised and have, in fact, had an opportunity to do so.

(c)    Employee acknowledges that they have been given a reasonable period of time (a minimum of twenty-one (21) days, if they so choose) to consider this Agreement and Exhibit A thereto prior to signing this Agreement. If Employee has not communicated their acceptance of this offer to the Company before the expiration of this consideration period, this offer automatically expires at that time, and the Company is not required to take any further action to rescind or otherwise withdraw the terms of this Agreement.

(d)    Employee understands that they have seven (7) days following their signing of this Agreement to revoke it but only insofar as it effects a release of a claim for violation of the ADEA, in which case the Agreement shall remain fully effective in all other respects, including, without limitation, as a release of all other disputes released by Employee as described in Paragraph 6 above, unless the Company exercises its right to rescind as set forth in Paragraph 7(e) below. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired, provided the parties have also continued to meet all of the conditions in this Agreement.

(e)    In order to effectively revoke Employee’s release of any claim for violation of the ADEA, the Parties agree that Employee must provide notice of such revocation by delivering a hard copy letter or email within seven (7) calendar days after executing this Agreement to the Company’s Human Resources Dept., 5230 S. State Road, Ann Arbor, MI 48108, or if by email, to robyn.hatton@progenity.com. If Employee revokes their release of any claim for violation of the ADEA, the Company shall have the option, at its discretion, of rescinding this Agreement in its entirety within seven (7) days after receipt of notice of revocation.

(f)    The Effective Date of this Agreement shall be either, (i) in the event Employee does not revoke the release of any claim for violation of the ADEA, the 8th day after Employee signs the Agreement, or (b) in the event Employee timely revokes the release of any claim for violation of the ADEA and the Company does not rescind the Agreement, the 8th day after the Company receives notice of revocation.

8.    Attorneys’ Fees and Costs. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement. Employee specifically intends and agrees that this Agreement fully contemplates all claims for attorneys’ fees and costs, and hereby waives, compromises, releases and discharges any such claims.

9.    No Pending/Future Claims. Employee represents and warrants that they have no claims against the Released Parties pending before any court, agency, or other person/entity. Employee promises not to institute any future suits or proceedings at law or in equity or any administrative proceedings against the Employer or any of the Released Parties for or on account of any Claims. Notwithstanding the foregoing, this Agreement does not prevent Employee from filing a charge with, assisting with an investigation by, or providing information to the Equal Employment Opportunity Commission concerning claims of discrimination, although Employee specifically waives Employee’s right to any form of monetary or other damages or any other form of relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Employee’s behalf under Title VII of the Civil

Rights Act of 1964, as amended, the American with Disabilities Act, the Age Discrimination in Employment Act (except in the event Employee revokes their release of a claim for violation of the ADEA and the Company does not rescind the Agreement pursuant to Paragraph 7(e)), the California Fair Employment and Housing Act, or any other federal or state employment discrimination law, except where prohibited by law. Employee further agrees that, except where prohibited by law, should Employee file such a claim or lawsuit against the Employer or any of the Released Parties, Employee shall first return all the payments received pursuant to Paragraph 2 above.

10.    No Reinstatement. Employee agrees that they will not apply for employment with the Company or any Released Parties and that such parties will not be obligated to process any application submitted by or on their behalf.

11.    Confidentiality. Employee acknowledges that as a material reason for the Company entering into this Agreement, they will not disclose or authorize anyone else to disclose the terms of this Agreement to any other person, except that Employee may disclose the terms of this Agreement and its terms to (a) their spouse, (b) any legal and/or financial advisor(s) retained by them and to the Internal Revenue Service, if required, or (c) any governmental agencies if requested or in response to a subpoena, and (c) any attorneys retained by them. If Employee discloses the terms of this Agreement to any of the aforementioned persons, they shall inform them of this confidentiality provision and instruct them not to disclose the terms of this Agreement to anyone else. Any disclosure of the terms of this Agreement (except as Employee is permitted under this paragraph) shall be considered a violation of this confidentiality provision by Employee. Nothing in this Agreement shall (a) impair Employee’s right, without notice to or approval by the Company, to communicate with or participate in an investigation or proceeding by any federal, state or local government agency or entity, make disclosures that are protected by law, including reporting possible violations of federal law or regulation to any government agency or entity, and receive an award for information provided to any such agency or entity; or (b) interfere with legally protected rights or protected concerted activities.

12.    Medicare and Social Security. Employee hereby warrants and represents that Employee presently is not, nor has Employee ever been enrolled in Medicare Part A or Part B or applied for such benefits, and that Employee has no claim for Social Security Disability benefits nor is Employee appealing or re-filing for Social Security Disability benefits. Employee further warrants and represents that Employee did not incur any physical injuries or receive medical care arising from or related to any of the claims released by this Agreement. Employee also warrants and represents that Medicare has not made any payments to or on behalf of Employee, nor has Employee made any claims to Medicare for payments of any medical bills, invoices, fees or costs. Employee agrees to indemnify and hold the Company and the Released Parties harmless from (a) any claims of, or rights of recovery by Medicare and/or persons or entities acting on behalf of Medicare as a result of any undisclosed prior payment or any future payment by Medicare for or on behalf of Employee, and (b) all claims and demands for penalties based upon any failure to report the settlement payment, late reporting, or other alleged violation of Section 111 of the Medicare, Medicaid and SCHIP Extension Act that is based in whole or in part upon late, inaccurate, or inadequate information provided to the Company by Employee. Employee agrees to hold harmless the Company and the Released Parties from and/or for any loss of Medicare benefits or Social Security benefits (including Social Security Disability) Employee may sustain as a result of this Agreement.

13.    Business Preservation and Confidential Information. Employee acknowledges and agrees that they continue to be bound and obligated to certain post-employment terms and conditions regarding confidentiality and assignment certain proprietary rights as set forth in the “Employee Confidentiality and Proprietary Rights Assignment Agreement” previously entered into by Employee and the Company, and that entering into this Severance Agreement and General Release does not change or modify those post-employment obligations of Employee and that such obligations remain in effect according to their terms.

With respect to Employee’s obligations to maintain in confidence any and all confidential and/or trade secret information of the Company, the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), provides Employee with immunity from criminal or civil liability under any federal or state trade secret law for Employee’s disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding and the document is filed under seal so that it is not disclosed to the public.

14.    Return of Property. Prior to receiving any payments under this Agreement, Employee will return and not retain any manuals, notes, plans, computer files, and other media, customer lists or other records, price sheets, reports, proposals, technical information, and reproductions thereof, which relate in any way to the Company’s operations, business assets, employee files or records, or any of the foregoing items covered by this paragraph. Employee will also return any other Company property except that Employee may keep his Company provided home computer hardware and iPhone hardware so long as Employee provides access to Progenity IT personnel so that all Company information can be wiped from such equipment.

15.    No Representations. No representation, promise, or other agreement not expressly contained herein has been made to induce the execution of this Agreement, and the terms thereof are contractual and not merely recitals.

16.    Complete Agreement. Employee understands this Agreement sets forth all of the terms and conditions of the agreement between the parties and that, by signing this Agreement, Employee cannot rely and has not relied upon any prior verbal statement regarding the subject matter, basis or effect of this Agreement, and that all clarifications and/or modifications of this Agreement must be in writing and signed by the person authorized to sign this Agreement on behalf of Progenity.

17.    Neutral Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

18.    Effect on Previous Agreements. This Agreement, together with the Plan and the referenced “Employee Confidentiality and Proprietary Rights Assignment Agreement,” supersedes any and all prior agreements, understandings and communications between the parties.

19.    No Admission. This Agreement is being entered into solely for the purpose of resolving all potential claims relating to Employee’s employment through the effective date of the Agreement, and shall not be construed as: (a) an admission by the Released Parties of any: (i) liability or wrongdoing to Employee, (ii) breach of any agreement, or (iii) violation of a statute, law or regulation; or (b) a waiver of any defenses as to those matters within the scope of this Agreement. The Company specifically denies any liability or wrongdoing, and Employee agrees that they will not state, suggest or imply the contrary to anyone, either directly or indirectly.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

21.    Severability. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

22.    Right to Counsel. Employee understands that they have the right to consult with an attorney before signing this Agreement and this paragraph constitutes written notice of such right.

23.    Taxability. Neither the Company nor its counsel has made any representations regarding the taxability of the monetary consideration to be made by the Company pursuant to this Agreement. Employee represents that Employee has had an opportunity to receive independent legal advice regarding the taxability of any sums payable to Employee hereunder and has not relied upon any representation of the Company or its counsel on that subject. Employee understands and expressly agrees that in the event any income or other taxes, including any interest and/or penalties, are determined to be owed by Employee on the payments made hereunder other than the customary federal, state and local Employee withholdings and deductions that will be made in accordance with the payments provided under Paragraph 2, Employee is solely responsible for the payment of such amounts, and Employee agrees that they shall fully indemnify the Company for any taxes, penalties, interests, fees, costs and other damages incurred or paid by the Company related to the taxability of the payments made hereunder.

24.    Employee’s Acknowledgment. Employee states that they have completely read this Agreement and acknowledges that it has been written in a manner that Employee has understood its contents. Employee freely, voluntarily and without coercion enters into this Agreement. Further, Employee agrees and acknowledges that they have had the full opportunity to investigate all matters pertaining to any potential claims and that the waiver and release of all rights or claims they may have under any local, state or federal law is knowing and voluntary.

25.    Compliance Acknowledgment. I am aware of and acknowledge my obligation to report any known or reasonably suspected violations of Company’s Code of Conduct, Compliance policies and suspected or potential violations of federal and state laws and/or regulations (“Compliance Violations”). I further understand that I may report such Compliance Violations confidentially by calling Company’s Compliance Hotline at (855) 458-8345 or online at www.ethicspoint.com, and I may continue to do so after the date of my termination. I affirm that as of the date signed below, (a) I have no knowledge or reasonable suspicion of any Compliance Violations, or (b) I have reported any and all Compliance Violations of which I have knowledge or reasonable suspicion.

26.    Non-disparagement. The Company agrees that its officers, directors and managing agents will not make or direct anyone else to make any disparaging or untruthful remarks or statements, whether oral or written, about Employee.

READ CAREFULLY. THIS DOCUMENT CONTAINS

EMPLOYEE’S RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE		PROGENITY, INC.

Name:	Harry Stylli	Name:	Clarke Neumann

Signature:	/s/ Harry Stylli	Signature:	/s/ Clarke Neumann

Date:	September 1, 2021	Date:	September 1, 2021

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